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                                                                      EXHIBIT 11

                               HEALTHSOURCE, INC.
                      COMPUTATION OF NET INCOME PER SHARE
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                   YEARS ENDED DECEMBER 31,
                                                                -------------------------------
                                                                 1996        1995        1994
                                                                -------     -------     -------
1. Net income (loss)..........................................  $(3,940)    $56,271     $39,044
2. Preferred dividends........................................   (1,128)     (4,167)         --
                                                                -------     -------     -------
3. Net income (loss) applicable to common shareholders........   (5,068)     52,104      39,044
                                                                =======     =======     =======
              COMPUTATION OF SHARES OUTSTANDING
4. Average weighted common shares outstanding.................   63,725      62,983      61,696
5. Dilutive effect of stock options issued....................       --       1,212       1,122
                                                                -------     -------     -------
6. Average weighted common shares and share equivalents
  outstanding.................................................   63,725      64,195      62,818
                                                                =======     =======     =======
NET INCOME PER SHARE (3/6):...................................  $ (0.08)    $  0.81     $  0.62